Exhibit 21.2

Puget Sound Energy, Inc.

SUBSIDIARIES

1.	Hydro Energy Development Corporation (HEDC)
10885 N.E. Fourth Street, Suite 1200
Bellevue, Washington 98004

2.	Puget Western, Inc.
19515 North Creek Parkway
Suite 310
Bothell, Washington 98011